SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                  SCHEDULE 13G

                                 Intraware, Inc.
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                                (Name of Issuer)


                     Common Stock, $.001 Par Value Per Share
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                         (Title of Class of Securities)


                                    46118M509
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                      (CUSIP Number of Class of Securities)

                                October 20, 2006
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             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[ ]  RULE 13d-1(b)
[X]  RULE 13d-1(c)
[ ]  RULE 13d-1(d)


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CUSIP NO. 46118M509                                               Page 2 of 8
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1) Name and I.R.S. Identification No. of Reporting Person (entities only)

   ComVest Investment Partners II LLC (01-0784781)
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2) Check the Appropriate Box if a Member of a Group (See Instructions)
   (a) [X]
   (b) [ ]
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3) SEC USE ONLY
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4) Citizenship or Place of Organization: Delaware
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NUMBER OF SHARES           5) Sole Voting Power:
                                 309,000 Shares
BENEFICIALLY OWNED BY      ----------------------------------------------------
EACH REPORTING             6) Shared Voting Power
                                 0
PERSON WITH                ----------------------------------------------------
                           7) Sole Dispositive Power:
                                 309,000 Shares
                           ----------------------------------------------------
                           8) Shared Dispositive Power
                                 0
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9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
        309,000 Shares
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10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_|
    (See Instructions)
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11) Percent of Class Represented by Amount in Row (9):
        5.0% of Common Stock
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12) Type of Reporting Person (See Instructions) OO (limited liability company)
-------------------------------------------------------------------------------



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CUSIP NO. 46118M509                                               Page 3 of 8
-------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person (entities only)

   ComVest II Partners, LLC (01-6228703)
-------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
   (a) [X]
   (b) [ ]
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization: Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                  0
BENEFICIALLY OWNED BY      ----------------------------------------------------
EACH REPORTING             6) Shared Voting Power
                                  309,000 Shares
PERSON WITH                ----------------------------------------------------
                           7) Sole Dispositive Power:
                                  0
                           ---------------------------------------------
                           8) Shared Dispositive Power
                                  309,000 Shares
-------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
       309,000 Shares
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
      5.0% of Common Stock
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) OO (limited liability company)
-------------------------------------------------------------------------------



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CUSIP NO. 46118M509                                              Page 4 of 8
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1) Name and I.R.S. Identification No. of Reporting Person (entities only)

   ComVest Group Holdings LLC (01-0622406)
-------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
   (a) [X]
   (b) [ ]
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization: Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                   0
BENEFICIALLY OWNED BY      ----------------------------------------------------
EACH REPORTING             6) Shared Voting Power
                                   309,000 Shares
PERSON WITH                ----------------------------------------------------
                           7) Sole Dispositive Power:
                                   0
                           ----------------------------------------------------
                           8) Shared Dispositive Power
                                   309,000 Shares
-------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
      309,000 Shares
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
      5.0% of Common Stock
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) OO (limited liability company)
-------------------------------------------------------------------------------



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CUSIP NO. 46118M509                                             Page 5 of 8
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1) Name and I.R.S. Identification No. of Reporting Person (entities only)

   Michael S. Falk
-------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
   (a) [X]
   (b) [ ]
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization: USA
-------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                   278,873 Shares
BENEFICIALLY OWNED BY      ----------------------------------------------------
EACH REPORTING             6) Shared Voting Power
                                   309,000 Shares
PERSON WITH                ----------------------------------------------------
                           7) Sole Dispositive Power:
                                   278,873 Shares
                           ----------------------------------------------------
                           8) Shared Dispositive Power
                                   309,000 Shares
-------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
      587,873 Shares
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
      9.6% of Common Stock
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) IN
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                                                                  Page 6 of 8

ITEM 1(a).  Name of Issuer:
            Intraware, Inc.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:
            25 Orinda Way, Orinda, California 94563
            -------------------------------------------------------------------

ITEM 2(a).  Names of Persons Filing:

            ComVest Investment Partners II LLC ("ComVest")
            -------------------------------------------------------------------
            ComVest II Partners, LLC ("ComVest II Partners")
            -------------------------------------------------------------------
            ComVest Group Holdings LLC ("CGH")
            -------------------------------------------------------------------
            Michael S. Falk
            -------------------------------------------------------------------

ITEM 2(b).  Address of Principal Business Office or, if None, Residence:
            One North Clematis, Suite 300, West Palm Beach, Florida 33401
            -------------------------------------------------------------------

ITEM 2(c).  Citizenship:

            ComVest, ComVest II Partners, and CGH are Delaware Limited Liability Companies.

            Michael S. Falk is a U.S. citizen.
            -------------------------------------------------------------------

ITEM 2(d).  Title of Class of Securities:

            Common Stock, $.001 Par Value Per Share
            -------------------------------------------------------------------

ITEM 2(e).  CUSIP Number:  46118M509

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is:

         The reporting persons are a group for purposes of the filing of this statement.

ITEM 4.     Ownership:
(a) Amount beneficially owned by all reporting persons: 587,873 Shares
(b) Percent of class: 9.6% of Common Stock
(c) Number of shares as to which the reporting persons have:
         (i)      sole power to vote or to direct the vote:
                     278,873 Shares



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         (ii)     shared power to vote or to direct the vote
                     309,000 Shares
         (iii)    sole power to dispose or to direct the disposition:
                     278,873 Shares
         (iv)     shared power to dispose or to direct the disposition
                     309,000 Shares

ITEM 5.  Ownership of five percent or less of a class.

         If this statement is being filed to reflect the fact that as of the date hereof the reporting person has ceased to be the owner of more than five percent of the class of securities, check the following: [ ].

ITEM 6. Ownership of more than five percent on behalf of another person. Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.
         Not applicable.

ITEM 8. Identification and classification of members of the group. The reporting persons are a group for purposes of filing this
Statement. See Exhibit I attached hereto.

ITEM 9.  Notice of dissolution of group.
         Not applicable.

ITEM 10.  Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE

After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 25, 2006

                                         ComVest Investment Partners II  LLC

                                         By:  ComVest II Partners, LLC,
                                                     its managing member

                                         By: /s/ Michael S. Falk
                                            ----------------------------------------------
                                            Michael S. Falk, Managing Member


Dated:  October 25, 2006

                                         ComVest II Partners, LLC

                                         By: /s/ Michael S. Falk
                                            ----------------------------------------------
                                                Michael S. Falk, Managing Member


Dated:  October 25, 2006

                                         ComVest Group Holdings LLC

                                         By: /s/ Michael S. Falk
                                            ----------------------------------------------
                                             Michael S. Falk, Chairman and Managing Member


Dated:  October 25, 2006

                                             /s/ Michael S. Falk
                                            ----------------------------------------------
                                            Michael S. Falk, individually
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